As filed with the Securities and Exchange Commission on October 12, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ICF INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3661438
(State of Incorporation)	(I.R.S. Employer Identification No.)

9300 Lee Highway

Fairfax, VA 22031

(Address of principal executive offices)

2006 Long-Term Equity Incentive Plan

2006 Employee Stock Purchase Plan

Management Stock Option Plan

(Full title of the plans)

Sudhakar Kesavan

Chairman & Chief Executive Officer

ICF INTERNATIONAL, INC.

9300 Lee Highway

Fairfax, VA 22031

(703) 934-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James J. Maiwurm, Esq.

Squire, Sanders & Dempsey L.L.P.

8000 Towers Crescent Drive, Suite 1400

Tysons Corner, VA 22182

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)		Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
2006 Long-Term Equity Incentive Plan
Common Stock, par value $0.001 per share	1,000,000	12.09	(3)	$12,090,000	$1,293.63
2006 Employee Stock Purchase Plan
Common Stock, par value $0.001 per share	1,000,000	12.09	(3)	12,090,000	1,293.63
Management Stock Option Plan
Common Stock, par value $0.001 per share	1,542,182	6.57	(4)	10,132,136	1,084.14
TOTALS	3,542,182 shares	N/A		$34,312,136	$3,671.40

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h).
(3)	Computed in accordance with Rule 457(h) and 457(c), based on the average of the high and low prices of Registrant’s Common Stock on October 6, 2006 as reported on The Nasdaq Global Select Market.
(4)	Computed in accordance with Rule 457(h), based on the weighted average per share exercise price of outstanding options granted under the Management Stock Option Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by ICF International, Inc. (the “Company” or the “Registrant”) with the United States Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) The Company’s final prospectus filed with the Commission on September 28, 2006 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s Registration Statement on Form S-1 (No. 333-134018), as amended.

(b) All reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the filing of the prospectus referred to in (a) above.

(c) The description of the Company’s Common Stock which is contained in a registration statement on Form 8-A filed on September 25, 2006 (File No. 001-33045) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company has adopted provisions in its amended and restated certificate of incorporation that limit or eliminate the personal liability of the Company’s directors to the maximum extent permitted by the Delaware General Corporation Law (the “DGCL”). The DGCL expressly permits a corporation to provide that its directors will not be liable for monetary damages for a breach of their fiduciary duties as directors, except for liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (relating to unlawful stock repurchases, redemptions or other distributions or payment of dividends); or

•	for any transaction from which the director derived an improper personal benefit.

These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission. The Company’s amended and restated certificate of incorporation also obligates it to indemnify the Company’s officers, directors, employees and other agents to the fullest extent permitted under the DGCL, subject to limited exceptions. Also, the Company may advance expenses to its directors, officers and employees in connection with legal proceedings, subject to limited exceptions.

The Company may enter into separate indemnification agreements with its board members and officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements could require the Company, among other things, to indemnify its board members and officers against liabilities that may arise by reason of their status or service as board members and officers, other than liabilities arising from willful misconduct. These indemnification agreements may also require the Company to advance any expenses incurred by the board members and officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance if available on reasonable terms.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Note	Exhibit
4.1		Amended and Restated Certificate of Incorporation

4.2	(1)	Amended and Restated Bylaws

4.3	(2)	Specimen common stock certificate

5.1		Opinion of Squire, Sanders & Dempsey L.L.P.

23.1		Consent of Grant Thornton LLP

23.2		Consent of Argy, Wiltse & Robinson, P.C.

23.3		Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5.1)

99.1	(3)	Management Stock Option Plan

99.2	(4)	2006 Long-Term Equity Incentive Plan

99.3	(5)	2006 Employee Stock Purchase Plan

(1) Incorporated by reference to exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File No. 333-134018) and amendments thereto, declared effective September 27, 2006 (the “Form S-1”).

(2) Incorporated by reference to exhibit 4.1 to the Form S-1.

(3) Incorporated by reference to exhibit 10.1 to the Form S-1.

(4) Incorporated by reference to exhibit 10.2 to the Form S-1.

(5) Incorporated by reference to exhibit 10.3 to the Form S-1.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being offered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfax, Virginia, on October 12, 2006.

ICF INTERNATIONAL, INC.

By:	/s/ Sudhakar Kesavan
Sudhakar Kesavan,
Chairman, President & Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sudhakar Kesavan and Alan Stewart, and each of them, his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney’s-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant on October 12, 2006 and in the capacities indicated.

Signature	Title

/s/ Sudhakar Kesavan	Chairman, President & Chief Executive Officer (Principal Executive Officer)
Sudhakar Kesavan

/s/ Alan Stewart	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)
Alan Stewart

/s/ Dr. Edward H. Bersoff	Director
Dr. Edward H. Bersoff

/s/ Dr. Srikant M. Datar Dr. Srikant M. Datar	Director

/s/ Joel R. Jacks	Director
Joel R. Jacks

/s/ David C. Lucien	Director
David C. Lucien

/s/ Peter M. Schulte	Director
Peter M. Schulte

EXHIBIT INDEX

Exhibit Number	Note	Exhibit
4.1		Amended and Restated Certificate of Incorporation

4.2	(1)	Amended and Restated Bylaws

4.3	(2)	Specimen common stock certificate

5.1		Opinion of Squire, Sanders & Dempsey L.L.P.

23.1		Consent of Grant Thornton LLP

23.2		Consent of Argy, Wiltse & Robinson, P.C.

23.3		Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5.1)

99.1	(3)	Management Stock Option Plan

99.2	(4)	2006 Long-Term Equity Incentive Plan

99.3	(5)	2006 Employee Stock Purchase Plan

(1) Incorporated by reference to exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File No. 333-134018) and amendments thereto, declared effective September 27, 2006 (the “Form S-1”).

(2) Incorporated by reference to exhibit 4.1 to the Form S-1.

(3) Incorporated by reference to exhibit 10.1 to the Form S-1.

(4) Incorporated by reference to exhibit 10.2 to the Form S-1.

(5) Incorporated by reference to exhibit 10.3 to the Form S-1.